WELLS
FARGO
Commercial Mortgage Servicing
D1086-120, 12th Floor
550 South Tryon Street
Charlotte, NC 28202
1-800-326-1334
ANNUAL STATEMENT OF COMPLIANCE
Reference is hereby made to that certain Pooling and Servicing Agreement dated as of September 1, 2014, by and among DEUTSCHE MORTGAGE & ASSET RECEIVING
CORPORATION, as Depositor, WELLS FARGO BANK, NATIONAL ASSOCIATION, as Master
Servicer, RIALTO CAPITAL ADVISORS, LLC, as Special Servicer, WILMINGTON TRUST,
NATIONAL ASSOCIATION, as Trustee, WELLS FARGO BANK, NATIONAL ASSOCIATION, as
Certificate Administrator, Paying Agent and Custodian, and SITUS HOLDINGS, LLC as
Operating Advisor with respect to Commercial Mortgage Pass-Through Certificates, COMM
2014-UBS5 (the "Agreement"). Capitalized terms used herein not otherwise defined shall have the meanings assigned in the Agreement.
Pursuant to Section 10.11 of this Agreement, I, Daniel Bober, Executive Vice President of
Commercial Mortgage Services do hereby certify that:
1.
A review of the activities of the Master Servicer during the period from September
1, 2014 through December 31, 2014 (the "Reporting Period"), and of its
performance per the Agreement during such period has been made under my supervision, and
2.
To the best of my knowledge, based on such review, the Master Servicer has fulfilled all of its obligations under the Agreement in all material respects throughout the Reporting Period.
IN WITNESS WHEREOF, the undersigned has executed this Certificate as of the 6th day of March 2015.
/s/ Daniel Bober
Daniel Bober
Executive Vice President
Wells Fargo Bank
Wells Fargo Bank, N.A.